Exhibit 99

NovaStar Financial Announces Third-Quarter 2006 Results

KANSAS CITY, Mo. – November 7, 2006 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, today reported third quarter 2006 results.

Third quarter net income available to common shareholders’ was $25.3 million or $0.73 per diluted share versus $34.6 million, or $1.12 per diluted share for the comparable period in 2005.

Third Quarter Results and Highlights:

•	NovaStar declared common dividends of $1.40 per share payable on November 30, 2006 and December 29, 2006

•	Nonprime originations were a record $2.9 billion, up 6% vs. a year earlier

•	Cost of wholesale production declined by 39 basis points, year over year, to 1.79%

•	Portfolio of loans under management was $16.4 billion, up 16% from a year earlier and 3% from the second quarter

•	Portfolio net interest income was $45.9 million, representing a return on assets of 1.12%

Scott Hartman, NovaStar’s Chief Executive Officer commented: “During the third quarter we took several steps to prepare for a more adverse credit market. First, we increased reserves for our on-balance sheet transactions. Second, we increased reserves for loan repurchases from our whole loan sales. Third, we increased loss assumptions in our mortgage securities portfolio, resulting in some impairments and a reduction in unrealized gains.”

In the third quarter, net income available to common shareholders’ was negatively affected by several significant items:

	Net Income	Earnings per Share
Loss provision for whole loan repurchases	$3,214	$0.09
Loss on derivatives held in trading account	1,954	0.06
Mortgage securities impairments	6,072	0.18
Early declaration of Q4 Preferred dividend	1,663	0.05

Greg Metz, Senior Vice President and Chief Financial Officer commented: “We have observed an increase in repurchase requests from whole loan buyers and as a result, have added to our loss provision to reflect this trend.

In addition, we recorded impairments on certain securities held by our taxable REIT subsidiary (TRS). As previously discussed in our first quarter 2006 investor conference call, we transferred securities representing cash flow hedges to our TRS for REIT qualification reasons. Because swap rates decreased during the quarter, these securities were impaired with the impact reflected in our income statement. Offsetting gains in the securities collateralized by mortgages and held in the REIT are reflected in other comprehensive income.”

Dividends

On September 11, 2006, the Board of Directors of NovaStar announced the declaration of remaining common and preferred dividends for 2006:

•	a common stock dividend of $1.40 per share, payable November 30, 2006, to shareholders of record as of November 20, 2006

•	a common stock dividend of $1.40 per share, payable December 29, 2006, to shareholders of record as of December 19, 2006

•	a quarterly dividend of $.55625 per share on NovaStar’s 8.90% Class C Cumulative Redeemable Preferred Stock, payable January 2, 2007, to holders of record as of December 5, 2006

NovaStar anticipates these common dividends will fully satisfy a 100% distribution of its 2005 taxable income. The payment of the common dividend in December will represent an acceleration of the fourth quarter payment. Historically this dividend has been declared in December and paid in January.

Greg Metz further commented: “Our fourth quarter 2006 preferred dividend is payable in January of 2007, and would typically reduce income available to common shareholders’ in the fourth quarter. Because we declared this dividend in the third quarter, it is reflected in our third quarter results and reduces income available to common shareholders’ for the third quarter by $1.7 million, or approximately $0.05 per diluted share. Also, it should be noted that in the fourth quarter we will not record a charge for preferred dividends.

The early declaration of our common dividend had a similar effect on ending shareholders’ equity in the third quarter. In the normal course of business, we accrue for our anticipated quarterly common dividend distribution. As such, our ending book value reflects our financial position as if the corresponding quarterly dividend had been declared in the quarter. However, given the early declaration of our fourth quarter 2006 common dividend, ending shareholders’ equity for the third quarter includes a charge of $50.8 million for our estimated fourth quarter dividend distribution. The impact to book value per diluted share was $1.39.”

Portfolio Management

Loans under management grew 16% year-over-year to $16.4 billion at September 30, 2006. Third-quarter annualized average return on assets in the portfolio was 1.12%, compared to 1.81% in the third quarter of 2005.

Pre-tax impairments of $6.8 million were taken on portfolio assets due to both increased loss assumptions and a decrease in interest rates, as derivative contracts used to hedge interest rate volatility lost value due to lower swap rates. In addition, loss reserves for the company’s on-balance sheet portfolio were increased by $7.8 million during the third quarter.

Mortgage Banking

NovaStar originated $2.9 billion in nonprime loans in the second quarter, up 6% from a year earlier. Wholesale production accounted for about 91% of the originations. Average cost of wholesale production was 1.79% in the quarter, down from 2.18% a year earlier.

Excluding payment option ARM products, weighted-average coupon was 9.23% in the third quarter, up from 7.50% a year earlier. Credit quality of originations was similar to the prior-year quarter, with a weighted-average FICO score of 623 and average loan-to-value ratio of 83%.

In the third quarter, NovaStar completed two securitizations, NMFT 2006-4 and NMFT 2006-5 and closed the final pre-funding for both NMFT 2006-MTA1 and NMFT 2006-3. NMFT 2006-3, NMFT 2006-4 and NMFT 2006-5 were treated as a sale for accounting purposes, generating gain-on-sale income in the third quarter of $26.1 million, on total loan sales of $2.2 billion. The final pre-funding for NMFT 2006-5 of approximately $560 million, closed on October 20, 2006.

The company also sold $694 million of loans into the secondary market for a $4.9 million gain, net of reserves.

Liquidity and Borrowing Capacity

NovaStar maintained strong liquidity and raised additional capital to fund the growth of its portfolio. As of September 30, 2006, NovaStar had borrowing capacity of $4.3 billion from major lenders. Cash and available liquidity totaled $246 million.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to stockholder value:

	Third Quarter
(Unaudited)	2006	2005	Change
Earnings (GAAP)
Net Income available to common	$25,252	$34,630	-27%
EPS available to common (diluted)	$0.73	$1.12	-35%
Return on average common equity	21.1%	28.0%

REIT Taxable Income & Dividends
Est. REIT taxable income available to common	$59,130	$62,105	-5%
Est. REIT taxable income per common share	$1.63	$2.02	-19%
Dividends declared per common share	$2.80	$1.40

Mortgage Banking – Lending & Originations
Nonconforming loan production	$2,935,879	$2,779,316	6%
Cost of wholesale production[a]	1.79%	2.18%

Loan Sales and Securitizations
Nonprime whole loan sales	$693,776	$490,067	42%
Gain on nonprime whole loan sales	4,948	4,253	16%
Mortgage loans securitized	2,174,900	2,140,171	2%
Gain on loans securitized	26,051	7,304	257%

Portfolio Management – Asset Performance
Loans under management	$16,355,553	$14,094,048	16%
Portfolio net interest income	45,911	63,241	-27%
Portfolio return on average assets	1.12%	1.81%

Common Stock Data and Liquidity
High market price per share	$35.60	$42.55
Low market price per share	28.25	30.50
Book value per common share (diluted)	12.80	15.52	-18%
Cash and available liquidity (mil.)	$246	$264

(a)	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

The NovaStar third quarter investor conference call is scheduled for 9:00 a.m. Central time (10:00 a.m. Eastern time) on November 8, 2006. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please call 1-888-802-2278 approximately 15 minutes before the scheduled start of the call. For investors unable to participate in the live event, a replay will be available until November 15, 2006 at 1-888-203-1112. The confirmation code for the replay is 4502262. A copy of the presentation is currently available on the website.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that originates, purchases, invests in and services residential nonprime loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; compliance with new accounting pronouncements; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005 and our quarterly report on form 10-Q, for the period ending September 30, 2006. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact

Richard M. Johnson

913.649.8885

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Exhibit 1

NovaStar Financial Inc.

Reconciliation of GAAP General and Administrative Expenses to Wholesale Cost of Loan Production

(dollars in thousands, except wholesale loan production as a percentage)

The following table is a reconciliation of overhead costs included in our cost of wholesale production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2006	2005	2006	2005
General and administrative expenses	$147,671	140,666	$49,052	44,409
Mortgage portfolio management general and administrative expenses	(11,666)	(11,929)	(2,640)	(4,174)
Loan servicing general and administrative expenses	(25,866)	(25,185)	(7,671)	(8,531)

Mortgage lending general and administrative expenses	110,139	103,552	38,741	31,704
Direct origination costs classified as a reduction in gain-on-sale	16,201	29,565	5,273	11,497
Other lending expenses	(35,195)	(27,627)	(11,953)	(8,782)

Wholesale overhead costs	91,145	105,490	32,061	34,419
Premium paid to broker, net of fees collected	32,819	44,593	14,461	17,134

Total wholesale cost of loan production	$123,964	$150,083	$46,522	$51,553

Wholesale loan production, principal (A)	$6,531,096	$6,173,552	$2,603,516	$2,365,296
Total cost of wholesale production, as a percentage	1.90%	2.43%	1.79%	2.18%

(A)	Includes loans originated through NovaStar Home Mortgage, Inc. and purchased by our wholesale division in NovaStar Mortgage, Inc. Only the costs borne by our wholesale division are included in the total cost of wholesale production.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2006	6/30/2006	9/30/2005	9/30/2006	9/30/2005
NovaStar Financial, Inc. Income Statement Data
Interest income	$138,044	$124,954	$87,878	$341,231	$220,866
Interest expense	75,366	65,262	25,036	167,557	58,597
Fee income	7,671	6,888	7,448	22,129	24,845
Gains on sales of mortgage assets	27,709	23,285	9,691	51,027	60,462
Gains (losses) on derivative instruments	(6,877)	6,140	6,522	7,854	13,275
Impairment on mortgage securities available-for-sale	(6,796)	(4,488)	(8,328)	(13,249)	(10,066)
General and administrative expenses	49,052	51,551	44,409	147,671	140,666
Income from continuing operations before tax expense (benefit)	30,298	41,852	36,952	91,736	119,229
Income tax expense (benefit)	1,813	5,848	(1,708)	2,677	(693)
Income from continuing operations	28,485	36,004	38,660	89,059	119,922
Income (loss) from discontinued operations, net of income tax	94	(1,269)	(2,367)	(1,717)	(8,907)
Preferred dividends	(3,327)	(1,663)	(1,663)	(6,653)	(4,989)
Net income available to common shareholders	25,252	33,072	34,630	80,689	106,026

Basic earnings per share
Income from continuing operations available to common shareholders	$0.73	$1.04	$1.21	$2.47	$3.95
Income (loss) from discontinued operations, net of income tax	$—	$(0.04)	$(0.08)	$(0.05)	$(0.31)
Net income available to common shareholders	$0.73	$1.00	$1.13	$2.42	$3.64
Diluted earnings per share
Income from continuing operations available to common shareholders	$0.73	$1.03	$1.20	$2.45	$3.90
Income (loss) from discontinued operations, net of income tax	$—	$(0.04)	$(0.08)	$(0.05)	$(0.30)
Net income available to common shareholders	$0.73	$0.99	$1.12	$2.40	$3.60
Dividends declared per common share	$2.80	$1.40	$1.40	$5.60	$4.20
Dividends declared per preferred share	$1.11	$0.56	$0.56	$2.23	$1.67
Book value per diluted share	$12.80	$14.26	$15.52	$12.80	$15.52

	As of
	9/30/2006	6/30/2006	9/30/2005
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$1,532,755	$1,490,495	$1,231,280
Mortgage loans - held in portfolio	2,391,914	2,454,759	42,480
Mortgage securities - available for sale	428,787	429,972	541,948
Mortgage securities - trading	270,925	118,765	—
Total assets	5,136,136	5,069,922	2,230,345
Borrowings	4,345,593	4,344,662	1,531,891
Stockholders’ equity	542,648	564,406	557,385

	For the Three Months Ended			For the Nine Months Ended
	9/30/2006	6/30/2006	9/30/2005	9/30/2006	9/30/2005
Other Data:
Servicing portfolio	$16,355,553	$15,887,948	$14,094,048	$16,355,553	$14,094,048
Nonconforming loans sold to third parties	$693,777	$434,065	$490,067	$1,486,832	$717,262
Loans securitized in transactions structured as sales	$2,174,900	$1,711,844	$2,140,171	$4,265,688	$5,889,460
Loans securitized in transactions structured as financings	$138,690	$2,425,370	$—	$2,564,060	$—
Percent of securitized loans covered by mortgage insurance	52%	55%	51%	52%	51%
Weighted average coupon of mortgage loans - held for sale	9.05%	8.70%	7.59%	9.05%	7.59%
Weighted average coupon of mortgage loans - held in portfolio	8.23%	8.08%	10.02%	8.23%	10.02%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	9/30/2006	As a % of Total	6/30/2006	As a % of Total	9/30/2005	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale (A)	$2,671,330	91%	$2,363,205	84%	$2,099,238	76%
Correspondent/Bulk (A)	51,958	2%	198,810	7%	203,950	7%
Retail (B)	212,591	7%	254,571	9%	476,128	17%

Total non-conforming production volume	2,935,879	100%	2,816,586	100%	2,779,316	100%

# of funding days in the quarter	63		64		64

Average originations per funding day	$46,601		$44,009		$43,427

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

	For the Three Months Ended 9/30/06
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.93%	84.5%	700	27%
620 to 659	8.83%	84.8%	639	23%
580 to 619	9.27%	84.4%	599	25%
540 to 579	9.66%	81.3%	559	17%
539 and below	10.04%	77.7%	527	8%

	8.93%	83.4%	623	100%

Summary by Program Type
2-Year Fixed	9.47%	83.9%	607	46%
2-Year Fixed 40/30	8.95%	83.2%	619	19%
30-Year Fixed	8.80%	78.4%	616	11%
2-Year Fixed Interest-only	8.41%	83.4%	656	11%
30/15-Year Fixed	11.49%	99.6%	660	4%
30-Year MTA	2.00%	79.9%	699	4%
40/30-Year Fixed	8.60%	78.3%	624	2%
Other Products	8.89%	79.7%	636	3%

	8.93%	83.4%	623	100%

Weighted Average Coupon without MTA	9.23%

Note: The origination data on this report includes loans secured by second mortgages.